Great Western Bancorp, Inc.℠

Peter Chapman
Chief Financial Officer
Great Western Bancorp, Inc.
100 N. Phillips Avenue
Sioux Falls, SD 57104

July 31, 2015

National Australia Bank, Ltd. – New York
Attn: Mark Frucht
245 Park Avenue, Floor 28
New York NY 10167

Re: Subordinated Note dated June 3, 2008
Principal Amount: $35,795,000.00

Dear Mr. Frucht:

The purpose of this letter agreement ("Agreement") is to document the agreement between National Australia Bank, Ltd. – New York ("NABNY") and Great Western Bancorp, Inc. ("GWBCI") with respect to the payoff of Subordinated Note No. 1/2008 by and between National Equities Limited and GWBCI as successor in interest to Great Western Bancorporation, Inc. dated June 3, 2008 in the principal amount of $35,795,000.00 (the "Note") which Note was assigned by National Equities Limited to NABNY as evidenced by that Assumption Agreement dated October 17, 2014.

GWBCI hereby agrees to make payment to NABNY in the amount of $35,924,203.16, which represents the total amount of outstanding principal and interest due under the Note, and NABNY hereby agrees to accept payment in the amount of $35,924,203.16 from GWBCI in full satisfaction of the balance due under the Note; and further releases GWBCI from any and all obligations, claims, causes of action, and liability arising from the Note.

NABNY and GWBCI have reviewed the methodology used to arrive at the payoff balance of the Note and are satisfied that it is at arm's length. NABNY and GWBCI agree to work together to fully document the methodology and calculation to provide to tax and regulatory authorities, if requested.

Each party confirms their understanding of this Agreement of the above arrangements by signing and exchanging a copy of this Agreement. Signing may occur in counterparts. This Agreement may only be amended by the written consent of all parties.

This Agreement is governed by, and shall be construed in accordance with the laws of the State of Delaware.

NATIONAL AUSTRALIA BANK, LTD – NEW YORK,

By: ______________________
Print Name: Mark Frucht
Title: Chief Financial Officer

GREAT WESTERN BANCORP, INC.,

By ______________________
Print Name: Peter Chapman
Title: Chief Financial Officer